EXHIBIT 1.1

FIRST AMENDMENT TO PURCHASE AGREEMENT

FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”),is entered into as of October 22, 2009 by and among Columbia Properties New Orleans, L.L.C., a Louisiana limited liability company (“Seller”), AB Casino Acquisition LLC, a Delaware limited liability company (“Buyer”), and, Peninsula Gaming Partners, LLC (“PGP”).

Background

A.
The Seller, Buyer and PGP have entered into that certain Purchase Agreement  dated as of June 18, 2009 (as the same may be amended, modified and/or supplemented from time to time, the “Purchase Agreement”).

B.	The Closing under the Purchase Agreement is occurring on the date of this Amendment.

C.	The Seller, Buyer and PGP desire to amend the Purchase Agreement pursuant to this Amendment.

Agreement

NOW THEREFORE, in consideration of the mutual covenants contained herein and the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms.  Capitalized terms used herein but not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

2. Purchase Price.  Section 2.1 of the Purchase Agreement is amended and restated in its entirety as follows:

Section 2.1     Purchase Price.  In consideration for the sale, transfer, conveyance and delivery of the LLC Interests pursuant to Section 1.1, at the Closing Buyer shall deliver, or cause to be delivered, subject to Section 2.2, by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing, an amount equal to (A) one hundred four million dollars ($104,000,000), (B)(x) plus the Estimated Working Capital Excess (as defined in Section 2.4 hereof, which in no event shall equal an amount greater than three million dollars ($3,000,000)) or, as the case may be, (y) minus the Estimated Working Capital Deficiency (as defined in Section 2.4 hereof), as determined in accordance with Section 2.4 hereof, subject to subsequent final adjustment using the Final Working Capital Adjustment as provided for in Section 2.5 hereof, which shall be payable pursuant to Section 2.5(c) hereof (collectively, the “Purchase Price”).

3. Indemnification Obligations.  The parties acknowledge and agree that the Seller will not be liable, and will not indemnify Seller for, any penalties, fines or other liabilities assessed by any Gaming Authority arising from the closure of the Vessel from Tuesday evening, October 20 (to conduct the count) through the date of reopening by Buyer following the Closing.

4. Audit Expense.  Buyer and Seller hereby agree to share one-half each of the out-of-pocket fees, costs and expenses incurred in connection with the preparation of the audit report for the stub period commencing January 1, 2009 and ending October 22, 2009 as required pursuant to applicable Gaming Laws.

5. Ratification.  Except as modified in this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms and conditions all of which are hereby ratified and confirmed by the Sellers and the Buyer.  The parties acknowledge and agree that all of the conditions precedent to Closing have been satisfied.

6. Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

7. Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

8. Counterparts.  This Amendment may be executed in any number of counterparts, each of which may be an original or telecopy, and all of which together shall constitute a single document.

9. Amendments.  This Amendment may be amended, supplemented or modified only by a writing signed by all of the parties hereto.

10. Effective Date.  The parties hereto have executed this Amendment as of the date first written above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.

Seller:                                                                           Buyer:

COLUMBIA PROPERTIES NEW                         AB CASINO ACQUISITION LLC
  ORLEANS, L.L.C.

By: /s/Theodore R. Mitchel                     By:  /s/Jonathan Swain

Name:  Theodore R. Mitchel                                    Name:   Jonathan Swain

Its:   Vice President/CFO                                           Its:  C.O.O

 PGP:

 PENINSULA GAMING PARTNERS, LLC

 By: /s/Jonathan Swain

 Name:  Jonathan Swain

 Its:  C.O.O.

KTBH: 4851-0370-3813, v.  3

[Signature Page – First Amendment to Purchase Agreement]